                                                                     EXHIBIT 2.1

                                                            UR-NR. 1906 fur 1999

                                  NOTARIAL DEED

Negotiated at Dusseldorf on 15 and 16 July 1999

Before me, the undersigned notary

                             Dr. Norbert Zimmermann

with offices in Dusseldorf within the district of the court appeals of Dusseldorf, there appeared:

1. Mr. Rudolf Bresser, business resident Siemensstrasse 6, 46325 Borken, acting

        a)      in his own name

        b) as managing director with sole power of representation ("Einzelvertretungsbefugnis") of Bresser Optik
                Geschaftsfuhrungs- und Verwaltungs GmbH, Siemensstrasse 6, 46325 Borken, a German limited liability company ("Gesellschaft mit beschrankter Haftung, GmbH") registered under HRB 541 with the commercial register of the local court of Borken;

        c) Bresser Optik Geschaftsfuhrungs- und Verwaltungs GmbH is acting in its own name and in its capacity as sole general partner ("Komplementar") of Bresser Optik GmbH & Co. KG, a German limited partnership ("Kommanditgesellschaft, KG") registered under HRA 1008 with the Commercial Register of the local court in Borken.

2. Dr. Thorsten Haeberlin, acting not in his own name but pursuant to undated powers-of-attorney in the name and on behalf of

        a) Meade Instruments Corp., 6001 Oak Canyon, Irvine, California 92620, USA, a Delaware corporation

        b) Meade Instruments Europe Corp., c/o Meade Instruments Corp., 6001 Oak Canyon, Irvine, California 92620, USA, a California corporation

Mr. Bresser and Dr. Haeberlin identified themselves to the notary by presenting their Germany identity documents.

The notary ascertained that all persons appearing were in full command of the German and of the English language. The notary is in full command of the English language as well.

The parties, acting as stated above, then declared the following:

                           INTEREST PURCHASE AGREEMENT

                                  BY AND AMONG

                          BRESSER OPTIK GMBH & CO. KG,

                 A LIMITED PARTNERSHIP ORGANIZED UNDER THE LAWS
                       OF THE FEDERAL REPUBLIC OF GERMANY,

              BRESSER OPTIK GESCHAFTSFUHRUNG UND VERWALTUNGS GMBH ,

              A LIMITED LIABILITY COMPANY ORGANIZED UNDER THE LAWS
                     OF THE FEDERAL REPUBLIC OF GERMANY, AND

                                 RUDOLF BRESSER,

                                 AN INDIVIDUAL,

                                       AND

                            MEADE INSTRUMENTS CORP.,

                           A DELAWARE CORPORATION, AND

                         MEADE INSTRUMENTS EUROPE CORP.,

                            A CALIFORNIA CORPORATION

                             DATED JULY 15-16, 1999

                                TABLE OF CONTENTS


                                                                                                   PAGE
                                                                                                   ----
                                                ARTICLE I

                                         PURCHASE & SALE/CLOSING

1.1     Purchase and Sale............................................................................1
1.2     Closing Matters..............................................................................2

                                               ARTICLE II

                                REPRESENTATIONS AND WARRANTIES OF SELLER

2.1     Organization and Good Standing...............................................................2
2.2     Capitalization...............................................................................2
2.3     Authorization................................................................................3
2.4     Compliance with Law and Taxes................................................................3
2.5     Litigation...................................................................................3
2.6     Title to Property and Assets.................................................................3
2.7     Patents, Trademarks, etc.....................................................................4
2.8     Insurance....................................................................................4
2.9     Material Contracts...........................................................................4
2.10    Related Party Transactions...................................................................4
2.11    Accuracy of Information......................................................................4
2.12    Customers and Suppliers......................................................................5
2.13    Environmental Compliance.....................................................................5
2.14    Employees and Employee Benefits..............................................................5
2.15    Rule 144.....................................................................................6
2.16    Inventories..................................................................................6
2.17    Accounts Receivable..........................................................................6
2.18    Accounts Payable.............................................................................6
2.19    Year 2000....................................................................................6
2.20    Governmental Approvals, Consents.............................................................6
2.21    Liquidation of Optus and Transfer of Rights to Optik.........................................7
2.22    Conduct of the Business......................................................................7

                                               ARTICLE III

                                 REPRESENTATIONS AND WARRANTIES OF BUYER

3.1     Organization and Good Standing...............................................................7
3.2     Authorization................................................................................7
3.3     Valid Issuance of the Meade Stock............................................................7
3.4     Capitalization of Meade......................................................................7
3.5     SEC Documents................................................................................8
3.6     Accuracy of Information......................................................................8
3.7     Governmental Approvals, Consents.............................................................8
3.8     Current Reports..............................................................................8

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                   PAGE
                                                                                                   ----
                                               ARTICLE IV

                                          CONDITIONS TO CLOSING

4.1     General Conditions...........................................................................9
4.2     Conditions of Buyer's Obligations............................................................9
4.3     Conditions of Seller's Obligations..........................................................10

                                                ARTICLE V

                         COVENANTS WITH RESPECT TO THE COMPANY PRIOR TO CLOSING

5.1     Preservation and Conduct of Business Prior to Closing Date..................................10
5.2     Access......................................................................................11
5.3     Notification of Certain Matters.............................................................11
5.4     Permits and Approvals.......................................................................12
5.5     Liquidation of Optus and Transfer of Rights to Optik........................................12

                                               ARTICLE VI

                                  TERMINATION OF OBLIGATIONS; SURVIVAL

6.1     Termination of Agreement....................................................................12
6.2     Effect of Termination.......................................................................12
6.3     Expenses....................................................................................13

                                               ARTICLE VII

                                   LEGAL CONSEQUENCES/INDEMNIFICATION

7.1     Legal Obligations of Seller.................................................................13
7.2     Legal Recourse of Buyer.....................................................................14
7.3     Legal Obligations of Buyer..................................................................14
7.4     Legal Recourse of Seller....................................................................14
7.5     Certain Tax Matters.........................................................................14
7.6     Survival of Representations and Warranties..................................................15
7.7     Procedure...................................................................................16
7.8     Notice by the Shareholder...................................................................16
7.9     Not Exclusive Remedy........................................................................16
7.10    Limitation on Shareholder and Buyer Liability...............................................16

                                              ARTICLE VIII

                                                 GENERAL

8.1     Confidentiality.............................................................................16
8.2     Amendments..................................................................................17
8.3     Notices.....................................................................................17
8.4     Expenses and Attorneys' Fees................................................................17
8.5     Governing Law; Choice of Forum; Consent to Personal Jurisdiction............................17

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                   PAGE
                                                                                                   ----
8.6     Exchange Rate/Payments......................................................................17
8.7     Entire Agreement............................................................................17
8.8     Successors and Assigns......................................................................17
8.9     Severability................................................................................17
8.10    Further Assurances..........................................................................17
8.11    Counterparts................................................................................17
8.12    Publicity and Reports.......................................................................17
8.13    Exclusive Dealing...........................................................................18
8.14    Controlling Version.........................................................................18


SCHEDULES

Schedule 2.4          Compliance with Law and Taxes
Schedule 2.5          Litigation
Schedule 2.6          Title to Property and Assets
Schedule 2.7          Patents, Trademarks, etc.
Schedule 2.8          Insurance
Schedule 2.9          Material Contracts
Schedule 2.10         Related Party Transactions
Schedule 2.12         Customers and Suppliers
Schedule 2.13         Environmental Compliance
Schedule 2.14         Employees and Employee Benefits
Schedule 2.16         Inventories
Schedule 2.17         Accounts Receivable
Schedule 2.18         Accounts Payable
Schedule 2.20         Governmental Approvals; Consents
Schedule 3.4          Capitalization of Meade
Schedule 3.7          Governmental Approvals; Consents
Schedule 4.3(d)       Shareholder Guarantee Releases
Schedule 7.2          Legal Recourse of Buyer
Schedule 7.4          Legal Recourse of Seller


EXHIBITS

Exhibit A             Notarial Deed
Exhibit B             Shareholder Employment Agreement

                           INTEREST PURCHASE AGREEMENT

                This Interest Purchase Agreement (this "Agreement") is made and entered into as of July 15, 1999, by and among Bresser Optik GmbH & Co. KG, a limited partnership registered under HRA 1008 with the Commercial Registry kept at the Local Court in Borken, Germany ("Optik"), Bresser Optik Geschaftsfuhrung und Verwaltungs GmbH, a limited liability company registered under HRB 541 with the Commercial Registry kept at the Local Court in Borken, Germany and the unlimited general partner of Optik ("GmbH," and together with Optik, collectively, the "Company"), and Rudolf Bresser, an individual (the "Shareholder," and together with the Company, collectively, "Seller") on the one hand, and Meade Instruments Corp., a Delaware corporation ("Meade"), Meade Instruments Europe Corp., a California corporation, or any subsidiary of Meade Instruments Europe Corp. ("Sub," and together with Meade, collectively, "Buyer"), on the other.

                                   BACKGROUND

                A.      GmbH is the unlimited general partner of Optik;

                B. The Shareholder owns 100% of the issued and outstanding equity interests of Optik (with nominal capital equal to DM 1,000,000.00) (the "Interests") and 100% of the issued and outstanding shares of GmbH (with nominal capital equal to DM 50,000.00) (the "Shares"); and

                C. The Shareholder desires to sell, and Buyer desires to buy, the Interests and the Shares for the consideration described herein, pursuant to the terms and subject to the conditions of this Agreement.

                                    AGREEMENT

                NOW, THEREFORE, in consideration of the above recitals and the promises made in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I
                             PURCHASE & SALE/CLOSING

                1.1 PURCHASE AND SALE. The Shareholder agrees to sell, assign and transfer, with effect as of January 1, 1999, to Sub and Sub agrees to purchase from the Shareholder, the Interests, together with balances on the accounts which are kept pursuant to Section 5 of Optik's partnership agreement as shown on the interim tax balance sheet as of the Closing Date, and the Shares, together with all of GmbH's profit of the current fiscal year as well as profit which has not yet been distributed in the previous fiscal years, for the aggregate consideration of $US7,000,000 to be paid by Buyer to the Shareholder as follows:

                (a) At the Closing (as defined below), Buyer shall pay to the Shareholder the sum of $US5,000,000 (the "Cash Payment"), by wire transfer of immediately available funds free of costs and charges to an account to be designated by the Shareholder at least three business days prior to the Closing; and

                (b) At the Closing, Buyer shall issue to the Shareholder free of costs and charges such shares of Meade's common stock, $0.01 par value per share ("Common Stock"), valuing $US2,000,000 (the "Meade Stock," and together with the Cash Payment, the "Purchase Price"). The number of shares of Meade Stock issued to the Shareholder hereunder shall be determined by using the average closing price reported on the Nasdaq National Market for Meade's Common Stock for the 20 trading day period ending on the day prior to the Closing (the "Closing Price Per Share"). Notwithstanding the above, in no event shall the Closing Price Per Share be in excess of $US20 per share.

                (c) Buyer is aware that prior to the date hereof the Shareholder has made withdrawals (Entnahmen) from Optik. All withdrawals which have been made in the period from January 1, 1999 until the Closing Date (as defined below) and exceed the aggregate amount of DM 113,500 shall be repaid by the

Shareholder to Optik on or prior to the Closing. All withdrawals made prior to December 31, 1998 shall remain with the Shareholder. Shareholder shall not, for any reason whatsoever, make any additional withdrawals. In addition, the Shareholder agrees to repay Optik any amounts outstanding in any of the personal accounts mentioned in Section 5 of Optik's partnership agreement.

                1.2     CLOSING MATTERS.

                (a) Closing. The closing (the "Closing") shall be conducted at the offices of Feddersen Laule Ewerwahn Scherzberg Finkelnburg Clemm at Jagerhofstrasse 29, D-40479, Dusseldorf, Germany at 5:00 p.m. local time, on September 1, 1999 or at such other time and place as the parties hereto agree (the "Closing Date").

                (b) Deliveries of Seller at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, in form and substance satisfactory to Buyer and Buyer's counsel, against delivery of the items specified in Section 1.2(c): (i) the closing certificates referred to in
Section 4.2(a); (ii) a duly signed Notarial Deed pursuant to which the Shares and the Interests are transferred by the Shareholder to Buyer or its nominee substantially in the form of Exhibit A; (iii) the employment agreement referred to in Section 4.2(b) executed by the Shareholder and Buyer; (iv) the approvals and permits as specifically set forth on the Schedules hereto as required pursuant to the provisions of this Agreement; (v) proof, reasonably acceptable to Buyer that the Shareholder qualifies for key man life insurance at reasonable rates pursuant to Section 4.2(h); (vi) the resignation of Gabriele Bresser referred to in Section 4.2(i); and (vii) the application to the commercial register for the respective buyer's registration as a new partner of Optik.

                (c) Deliveries of Buyer at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in form and substance satisfactory to Seller and Seller's counsel, against delivery of the items specified in Section 1.2(b): (i) the closing certificates referred to in
Section 4.3(a); (ii) certificates representing the Meade Stock duly endorsed for transfer to the Shareholder or his nominee (with appropriate restrictive legends in accordance with the laws and regulations of the U.S. Securities and Exchange Commission ("SEC")); (iii) the Cash Payment; (iv) proof, reasonably acceptable to Seller, that the transactions contemplated by this Agreement have been approved, confirmed and ratified by Buyer; and (v) the Shareholder Guarantee Releases referred to in Section 4.3(d), duly endorsed.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                As of the date hereof and the Closing Date, Optik, GmbH and the Shareholder, jointly and severally, each hereby represents and warrants to Buyer in the legal form of a guarantee (selbstandiges Garantieversprechen) pursuant to Sections 241 and 305 of the German Civil Code (Burgerliches Gesetzbuch) as follows (whenever used herein with respect to the Shareholder, the term "knowledge" shall mean actual knowledge, after due inquiry of the Shareholder or any of Mr. Stephan Wewers, Mr. Ulrich Hoing or Ms. Silke Brast):

                2.1 ORGANIZATION AND GOOD STANDING. Optik and GmbH are a limited partnership (Kommanditgesellschaft) and a limited liability company (Gesellschaft mit beschrankter Haftung), respectively, and each is duly organized under the laws of Germany and validly existing in accordance with the excerpts of the commercial register, as delivered to Buyer, and the partnership agreement of Optik (dated January 3, 1990) and articles of association of GmbH (dated March 9, 1993), respectively, as delivered to Buyer, and there have not been any later amendments of the aforesaid partnership agreement or articles of association. There exist no side agreements with respect to the articles of association, the partnership agreement and/or the organization of the Company. No bankruptcy or composition of creditors' proceedings have been instituted against the Company nor are any circumstances known which would justify the institution of any insolvency proceedings in the future.

                2.2 CAPITALIZATION . The Interests and the Shares represent all of the issued and outstanding equity interests of each of Optik and GmbH. There are no options, agreements or other rights obligating the Company to issue any additional interests or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any interest in the Company. The Interests and the Shares are free from any liens and encumbrances, are duly authorized, validly issued and outstanding and are fully paid and nonassessable. To the extent such exists, the corporate minutes and official record books of the Company are true, correct and complete in all material respects and true, correct and complete copies of such minute and record books have been delivered to Buyer. Neither Optik nor GmbH owns any interest of any kind in any corporation, partnership, limited liability company or other entity of any nature.

                2.3 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement, and all documents or actions relating hereto, has been taken. Seller has all requisite legal and corporate power to enter into this Agreement, to sell the Interests and the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement.

                2.4 COMPLIANCE WITH LAW AND TAXES. The operations of the Company do not violate its organization or charter documents, and are not in violation of any agreement or instrument, or any applicable laws or regulations. The Company has applied for or received all licenses, permits, consents or approvals from all governmental or other agencies or persons or entities which are necessary for the conduct of its business as of the Closing Date and the marketing of its products, and the execution, delivery and performance of this Agreement and the documents relating hereto. Seller is not aware of any fact, which if disclosed, would prohibit, delay or in any way limit the Company's ability to obtain and maintain all of such licenses, permits, consents or approvals. Neither the Shareholder, the Company nor any of their respective Affiliates has (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee, supplier, customer or agent where either the payment or the purpose of such contribution, payment or gift is illegal under any applicable law in any country in which the Company does business or (b) made any payments to any person or entity with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment. The Company has timely filed or will file all required Tax Returns (as defined below) and has timely paid or will timely pay all Taxes (as defined below) due for all periods ending on or before the Closing Date. Adequate provision has been made in the books and records of the Company, and in the financial statements prepared in accordance with statutory German generally accepted accounting principles ("German GAAP") applied on a basis consistent with past practice for the year ended December 31, 1998 delivered or to be delivered to Buyer, for all Taxes until and including such period whether or not due and payable and whether or not disputed. Schedule 2.4 lists the date or dates through which any applicable taxing authority has examined any Tax Returns of the Company. All required Tax Returns of the Company, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. No Governmental Entity (as defined below) has proposed (tentatively or definitively), asserted or assessed or, to the knowledge of Seller, threatened to propose or assert, any deficiency, assessment or claim for Taxes and to the knowledge of Seller there would be no basis for any such delinquency assessment or claim. "Tax" means any tax or assessments or charges of any kind imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability. "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes. "Governmental Entity" means any government or any agency, bureau, department or other instrumentality of any government.

                2.5 LITIGATION. Schedule 2.5 hereto lists all pending, threatened or resolved litigation against the Company at any time during the last 5 years, and except as listed on Schedule 2.5, there is no action, suit or proceeding pending or threatened against Seller which could adversely affect Seller's ability to consummate the transactions contemplated hereby and Seller is not aware of any basis for the foregoing.

                2.6 TITLE TO PROPERTY AND ASSETS. Schedule 2.6 hereto lists all real property and interests in real property owned or held by the Company. Except as set forth on Schedule 2.6, the Company has good and marketable title to all of its assets, including but not limited to, all items of real property (or an interest in real property), free and clear of all liens and encumbrances. All leases pursuant to which the Company leases real or personal property are valid and effective and there exists no default by the Company, and to Seller's knowledge by any other party, or other occurrence or condition which could result in a default or termination of any such lease.

All material tangible properties of the Company are in a good state of maintenance and repair, subject to normal wear and tear, and are adequate for the business of the Company.

                2.7 PATENTS, TRADEMARKS, ETC. Schedule 2.7 hereto lists by country all patents, trademarks, service marks, trade names, copyrights, material software, licenses and all registrations or applications for registration of any of the foregoing owned, licensed or used by the Company (collectively, the "Intellectual Property Rights"). The Company owns or has the right to use, free and clear of all liens, claims and restrictions, all existing or pending Intellectual Property Rights and all other rights necessary to its business as now conducted or as proposed to be conducted. Seller has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate, the proprietary or intellectual property rights of any other person or entity. Except as set forth on Schedule 2.7 hereto, Seller is not aware of any violation or infringement by a third party of any of the Company's Intellectual Property Rights. There do not exist any actual claims under the "Act to Employee Inventions" (Arbeitnehmererfindungsgesetz).

                2.8 INSURANCE. Schedule 2.8 hereto lists all insurance policies maintained by the Company and all such insurance policies are in full force and effect and the Company is not in default under any such policy. The Company is, and at all times during the past 5 years has been, insured against all risks normally insured against by companies engaged in businesses similar to the Company's business.

                2.9 MATERIAL CONTRACTS. Schedule 2.9 hereto lists each Contract (as defined below) to which the Company is a party or by which the Company or any of its respective properties is bound that is deemed a Material Contract (as defined below) pursuant to this Agreement. Unless otherwise so noted on Schedule 2.9, each such Contract was entered into in the ordinary course of business. True, correct and complete copies of each Material Contract, including all amendments and supplements, have been delivered to Buyer. Each Material Contract is valid and subsisting; the Company has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or, to the knowledge of Seller, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance thereof will occur. Unless otherwise so noted on Schedule 2.9, consummation of the transactions contemplated by this Agreement will not (and will not give any person or entity a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company under any Material Contract or require the consent of any party thereto. "Material Contract" means any Contract material to the Company's business or any Contract upon which the business of the Company is dependent as of or after the date hereof or at any time during the preceding 12 months, including, but not limited to, any Contract that (a) obligates the Company to pay an amount of, or equivalent to, $US50,000 or more, (b) has an unexpired term as of June 1, 1999 in excess of 6 months, (c) represents an agreement by which another party is acting or is entitled to act as a distribution or sales representative for the Company, (d) represents any agreement pursuant to which products are manufactured for the Company, (e) provides for an extension of credit other than consistent with normal credit terms, (f) limits or restricts the ability of the Company to compete in any manner or place, (g) contains a right or obligation other than in the ordinary course of business of the Company, by any Affiliate (as defined below), officer or director of the Company, or (k) was not made in the ordinary course of business. "Contract" means any written or oral agreement, arrangement or understanding. "Affiliate" means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Seller.

                2.10    RELATED PARTY TRANSACTIONS. Except as set forth on
Schedule 2.10 hereto, the Company has not engaged in any transaction with the Shareholder or any Affiliate and the Company does not have any liabilities or obligations to the Shareholder or any other Affiliate and none of the Shareholder or such Affiliates has any obligations to the Company. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Company or the successor thereof to the Shareholder or any Affiliate.

                2.11 ACCURACY OF INFORMATION. None of the information (including, but not limited to, all due diligence information and documentation and financial statements) provided or to be supplied by or on behalf of Seller to Buyer, its agents or representatives in connection with the transactions contemplated by this Agreement, this Agreement or the negotiations leading up to this Agreement did contain, or at the respective times such information is or was delivered, will contain any materially untrue statement, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to the Closing becomes untrue or misleading, Seller will promptly notify Buyer in writing of such fact and the reason for such change. To the knowledge of Seller, all documents required to be filed by Seller with any Governmental Entity previously, or in connection with this Agreement or the transactions contemplated by this Agreement, will comply with the provisions of applicable law and a copy of any such filing will have been delivered to Buyer. The Company has no liability or obligation (actual, contingent or accrued) that, in accordance with statutory German GAAP applied on a basis consistent with past practice, should have been shown or reflected in the financial statements for the year ended December 31, 1998 presented to Buyer.

                2.12 CUSTOMERS AND SUPPLIERS. Schedule 2.12 hereto lists the names of and describes all Contracts with, and the appropriate percentage of the Company's business attributable to, the ten largest customers of and ten largest suppliers to the business of the Company at the date of this Agreement, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the Company with respect to which alternative sources of supply are not readily available on comparable terms and conditions. Seller provides no assurances in connection with this Section 2.12 that any customer or supplier listed herein will continue their business relationship with Seller after the Closing Date; provided, however, that to the extent Seller has knowledge of any such proposed termination of an existing business relationship, Seller shall set forth the details of such proposed termination in
Schedule 2.12.

                2.13 ENVIRONMENTAL COMPLIANCE. The business of the Company and all property used in connection with the operation of the business of the Company is, and at all times in the past has been, used in compliance with all Environmental Laws. The Company has obtained and presently maintains all permits and other governmental authorizations required to operate the business of the Company in compliance with all Environmental Laws. No Environmental Condition exists upon any property owned or operated or formerly owned or operated by the Company. The Company has not disposed of any Hazardous Substance in a manner that could create any present or future liability under any Environmental Law. "Environmental Laws" shall mean all laws applicable to the real property currently in use or previously used in connection with the operation of the business of the Company relating to the protection of human health, safety or the environment including all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances. "Environmental Condition" shall mean the presence in, on, under or about the real property of the Company of any Hazardous Substance which, if the presence of such Hazardous Substance was known, would be reportable under any Environmental Law, or which could reasonably be anticipated to require investigation or remediation pursuant to any Environmental Law. "Hazardous Substance" shall mean substances or wastes that are regulated or classified under any German or other applicable European law or regulation applicable as of the Closing Date because of their toxic or dangerous properties. Schedule 2.13 hereto contains (i) a list of each report or filing which relates to the use of Hazardous Substances in the historical or current operation of the business of the Company, (ii) any historical or current Environmental Condition that existed or exists upon any property of the Company, and (iii) all permits and other governmental authorizations required to operate the business of the Company in compliance with Environmental Laws.

                2.14 EMPLOYEES AND EMPLOYEE BENEFITS. Schedule 2.14 hereto lists all employees of the Company, the titles of each such employee, if any, and the compensation and employee benefits received by each such employee at all times during the 12 months immediately preceding the Closing Date. Schedule 2.14 lists all employee benefit plans, collective bargaining, written and oral employment or severance Contracts or other similar arrangements to which the Company is or has been during the last 12 months a party with respect to any current employees. Except as specified in Schedule 2.14, as of the Closing Date, the Company maintains good labor relations with all employees. Except as specified in Schedule 2.14, each of the employee benefit plans and employment agreements or arrangements may be amended, modified, augmented or terminated by the Company within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits. All obligations of the Company under each such plan, Contract and arrangement (i) that are due prior to the Closing Date have been paid or will be paid prior to that date, and (ii) that have accrued prior to the Closing Date have been or will be paid or properly accrued at that time.

                2.15 RULE 144. The Shareholder understands: (a) the shares which constitute the Meade Stock are restricted securities within the meaning of Rule 144 promulgated under the U.S. Securities Act of 1933, as amended (the "Securities Act"); (b) exemption from registration under Rule 144 will not be available in any event for at least one year from the date of sale of the Meade Stock to the Shareholder, and even then, exemption from the registration requirements of Rule 144 will not be available unless: (i) a public trading market then exists for the Meade Stock, (ii) adequate information concerning Meade is then available to the public, and (iii) the other terms and conditions of Rule 144 are met; and (c) any unregistered sale of the Meade Stock may be made by the Shareholder only in accordance with the terms and conditions of Rule 144, or other applicable exemption under the Securities Act.

                2.16 INVENTORIES. Schedule 2.16 hereto (which shall be delivered not less than 10 days prior to the Closing) lists all inventories of the Company as of July 31, 1999. All inventories of the Company are of good merchantable quality, are carried at the lower of cost or market, and are merchantable (in the case of inventory held for sale) or currently usable (in the case of other inventory) in the ordinary course of business. The value of obsolete, damaged, below standard quality or excess inventory in Schedule 2.16 and as of the Closing Date has been written down on the books and records of the Company to ascertainable market value, or adequate reserves described on
Schedule 2.16 have been provided therefor, and the value at which inventories are carried reflects the customary inventory valuation policy of the Company (which fairly reflects the value of obsolete, damaged or excess inventory) for stating inventory, in accordance with past practices.

                2.17 ACCOUNTS RECEIVABLE. Schedule 2.17 hereto (which shall be delivered not less than 10 days prior to the Closing) lists all accounts receivable of the Company as of July 31, 1999. All accounts receivable of the Company as of the Closing Date, whether reflected in Schedule 2.17 or otherwise, represent sales actually made in the ordinary course of business in amounts and in a manner consistent with past practices, and are current and fully collectible, net of any reserves shown in Schedule 2.17 (which reserves are adequate and were calculated on a basis consistent with past practices). Seller has delivered to Buyer a complete and accurate aging list of all accounts receivable of the Company.

                2.18 ACCOUNTS PAYABLE. Schedule 2.18 hereto (which shall be delivered not less than 10 days prior to the Closing) lists all accounts payable of the Company as of July 31, 1999. No account payable reflected on Schedule
2.18 or on any other balance sheet of the Company relates to any agent, broker, finder, or investment or commercial banker or other person or entity engaged by or acting on behalf of the Shareholder or the Company or any Affiliate in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement. All accounts payable of the Company as of the Closing Date, whether reflected in Schedule 2.18 or otherwise, represent purchases and expenses actually made or incurred in the ordinary course of business in amounts consistent with past practices and shall be paid in a timely manner and in accordance with the stated terms thereof. Seller has delivered to Buyer a complete and accurate aging list of all accounts payable of the Company.

                2.19 YEAR 2000. The Company is Year 2000 Compliant (as defined hereafter). "Year 2000 Compliant" means, with respect the Company's information technology, the information technology is designed to be used prior to, during and after the calendar Year 2000, and the information technology used during each such time period will accurately receive, provide and process date/time data (including but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data, to the extent other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it. The Company is capable of invoicing the Euro-currency.

                2.20    GOVERNMENTAL APPROVALS, CONSENTS. Except as set forth on
Schedule 2.20 hereto, no approval, authorization, consent, qualification, order or registration, or any waiver of any of the foregoing, or any action of, or any notice, statement or other communication is required to be filed with or delivered to, any

Governmental Entity or any other person or entity in connection with the execution and delivery by Seller of this Agreement or the related documents or the consummation by it of the transactions contemplated herein or therein.

                2.21 LIQUIDATION OF OPTUS AND TRANSFER OF RIGHTS TO OPTIK. Prior to the Closing Date, the shareholders of Optus GmbH ("Optus") shall have resolved and commenced the liquidation and termination of all of the business activities and operations of Optus, including, without limitation, the appropriate registration with the commercial register and publication in the Federal Gazette (Bundesanzeiger). All rights to use the "Optus" name and the right to sell all the products sold by Optus prior to its liquidation shall have been transferred to Optik free of cost. The Shareholder shall have agreed to assume all liabilities relating to Optus following its liquidation. No additional compensation shall be paid to the Shareholder in connection with the actions of this Section 2.21 and all related transactions.

                2.22 CONDUCT OF THE BUSINESS . Between January 1, 1999 and the date hereof, (a) the Shareholder and the Company have used their reasonable efforts to preserve the business of the Company and to preserve the goodwill of customers, suppliers and others having business relations with the Company and prior to or on the date hereof the Shareholder has disclosed in writing, in the Schedules hereto or otherwise, any situation, of which the Shareholder has knowledge, that exists between the Company or the Shareholder and any customer, supplier or other party having business relations with the Company where the goodwill between such parties has been damaged in any material way and (b) the Company has paid all accounts payable in a timely manner in accordance with stated terms thereof. During such time period, the Shareholder and the Company have run the business of the Company in the ordinary course, with the care of a good and prudent businessman and have not entered into any transactions which could give rise to extraordinary profits, realization of hidden reserves or any similar transactions.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                As of the date hereof and the Closing Date, Buyer hereby represents and warrants to Seller in the legal form of a guarantee (selbstandiges Garantieversprechen) pursuant to Sections 241 and 305 of the German Civil Code (Burgerliches Gesetzbuch) as follows:

                3.1 ORGANIZATION AND GOOD STANDING. Meade and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and California, respectively, and have all requisite corporate power and authority to carry on their respective businesses as now conducted and as proposed to be conducted.

                3.2 AUTHORIZATION. All corporate action on the part of Buyer, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, and all documents and actions relating hereto, has been taken. Buyer has all requisite legal and corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

                3.3 VALID ISSUANCE OF THE MEADE STOCK. The Meade Stock to be issued hereby at the time of such issuance and upon payment therefor in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free from any liens or encumbrances other than those arising from this Agreement.

                3.4 CAPITALIZATION OF MEADE. The authorized capital stock of Meade consists of 20,000,000 shares of Common Stock, of which as of the date of this Agreement 7,883,463 shares were issued and outstanding, and 1,000,000 shares of preferred stock, of which as of the date of this Agreement no shares were issued and outstanding. All of the issued and outstanding shares have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. Except as set forth on Schedule 3.4 hereto, there are no options, agreements or other rights obligating Meade to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of Meade.

                3.5 SEC DOCUMENTS. Since April 14, 1997, Meade has filed with the SEC all reports and forms and other documents required to be filed with the SEC, including without limitation those documents required to be filed as exhibits pursuant to Item 601 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Meade SEC Documents" and the "Securities Act," respectively). As of their respective dates, the Meade SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Meade SEC Documents. Except to the extent that information contained in any Meade SEC Document has been revised or superseded by a later-filed Meade SEC Document filed and publicly available prior to the date of this Agreement, none of the Meade SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Meade included in the Meade SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("US GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Meade and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Meade SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Meade SEC Documents, neither Meade nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by US GAAP, to be recognized or disclosed on a consolidated balance sheet of Meade and its consolidated subsidiaries or in the notes thereto.

                3.6 ACCURACY OF INFORMATION. None of the information (including, but not limited to, all due diligence information and documentation and financial statements) provided or to be supplied by or on behalf of Buyer to Seller, its agents or representatives in connection with the transactions contemplated by this Agreement, this Agreement or the negotiations leading up to this Agreement did contain, or at the respective times such information is or was delivered, will contain any materially untrue statement, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to the Closing becomes untrue or misleading, Buyer will promptly notify Seller in writing of such fact and the reason for such change. To the knowledge of Buyer, all documents required to be filed by Buyer with any Governmental Entity previously, or in connection with this Agreement or the transactions contemplated by this Agreement, will comply with the provisions of applicable law. Meade has had no liability (actual, contingent or accrued) that, in accordance with US GAAP applied on a consistent basis, should have been shown or reflected in any of the financial statements presented to Seller.

                3.7     GOVERNMENTAL APPROVALS, CONSENTS. Except as set forth on
Schedule 3.7 hereto, no approval, authorization, consent, qualification, order or registration, or any waiver of any of the foregoing, or any action of, or any notice, statement or other communication is required to be filed with or delivered to, any Governmental Entity or any other person or entity for the execution and delivery by Buyer of this Agreement or the related documents or the consummation by it of the transactions contemplated herein or therein.

                3.8 CURRENT REPORTS. Subject to any permitted extensions pursuant to the securities regulations and other applicable rules and regulations, Meade represents and covenants that it will file, as and when applicable, on a timely basis, all reports required to be filed by it under the Exchange Act. If Meade is not required to file reports pursuant to the Exchange Act, upon the request of the Shareholder, Meade shall make publicly available the information specified in subparagraph (c)(2) of Rule 144 of the Securities Act, and take such further action as may be reasonably required from time to time and as may be within the reasonable control of Meade, to enable the Shareholder to transfer the Meade Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act or any similar rule or regulation hereafter adopted by the SEC.

                                   ARTICLE IV
                              CONDITIONS TO CLOSING

                4.1 GENERAL CONDITIONS. The obligations of the parties to effect the Closing shall be subject to the following conditions:

                (a) No Orders; Legal Proceedings. No Law (as defined below) or Order (as defined below) shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity or has been threatened to be enacted and remains enacted at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement. "Law" means any law, rule, regulation, or interpretation of any Governmental Entity and any Order. "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

                (b) Approvals. All permits and approvals required to be obtained from any Governmental Entity shall have been received or obtained on or prior to the Closing Date.

                4.2 CONDITIONS OF BUYER'S OBLIGATIONS. The obligations of Buyer under this Agreement are subject to the satisfaction or written waiver of each of the following conditions:

                (a) Representations and Warranties and Covenants of Seller. The representations and warranties of Seller contained in Article II hereof shall be true and correct as of the Closing Date with the same effect as though made at such time; Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer closing certificates of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by the Shareholder in his capacity as an individual and an officer of the Company to such effect;

                (b) Shareholder Employment Agreement. Prior to the Closing Date, the Shareholder and Buyer shall have entered into a mutually satisfactory Employment Agreement (the "Shareholder Employment Agreement") substantially in the form of Exhibit B attached hereto;

                (c) No Material Adverse Change. In Buyer's reasonable determination, there shall not have been any material adverse change in the business, commercial relationships, financial condition or prospects of the Company prior to the Closing Date;

                (d) Satisfactory Audit Completion. Buyer's independent accountants, PricewaterhouseCoopers GmbH Wirtschaftsprufungsgesellschaft, shall have satisfactorily completed the audits (the "Audits") of the Company's statements of financial position at December 31, 1997 and 1998 and the results of the operations and the cash flows for each of the three years in the period ending December 31, 1998, and completed the consolidated financial statements for the Company prepared in accordance with US GAAP;

                (e) Approval and Permits. All required consents or approvals of Governmental Entities, lenders, lessors and other third parties with respect to material matters and compliance with any and all other legal, environmental or contractual requirements for or preconditions to the execution and consummation of this Agreement , each as specifically set forth on the Schedules hereto as required pursuant to the provisions of this Agreement shall have been obtained;

                (f) Seller's Corporate Approval. Seller shall supply proof satisfactory to Buyer that the transactions contemplated by this Agreement have been approved, confirmed and ratified by Optik's partners. According to GmbH's Articles of Association no prior approval of shareholders is required;

                (g) Buyer's Corporate Approval. Buyer shall have obtained all necessary corporate approval, confirmation and ratification for the transactions contemplated by this Agreement (including, without limitation, approval of Meade's Board of Directors);

                (h) Key Man Life Insurance. Because of Buyer's anticipated dependence upon the Shareholder's services to the Company and that the loss of such services could have a material adverse effect on the Company's business, results of operations and financial condition, the Shareholder shall have taken all necessary actions to allow Buyer to have obtained a policy of key man life insurance (one year term for up to DM 3,500,000 coverage) with respect to the Shareholder and such key man life insurance policy shall be available to Buyer at reasonable rates given the Shareholder's age and gender; and

                (i) Gabriele Bresser's Resignation. Prior to or concurrent with the Closing Date, Gabriele Bresser shall have resigned as managing director of the Company and shall no longer hold any position as an officer, director, employee or agent of the Company.

                (j) Optik Registration. Prior to or concurrent with the Closing, Seller shall provide to Buyer the application for the respective buyer's registration with the commercial register as a new partner of Optik.

                (k) Shareholder Non-Competition. The Shareholder hereby agrees that, in accordance with the Articles of Association of Optik, for two years after the Shareholder's withdrawal as a partner of Optik, the Shareholder shall be prohibited, and shall refrain, from engaging in any form of competition (including, without limitation, any direct or indirect shareholdings, including through trustees or subparticipations, in rival companies, and participation in supervisory bodies of rival companies) against Seller, or any company within Seller's group of affiliated companies, within the territory where the Company currently does business.

                (l) Withdrawals. All withdrawals which have been made by the Shareholder from Optik in the period from January 1, 1999 until the Closing Date and exceed the amount of DM 113,500 shall have been repaid by the Shareholder to Optik on or prior to the Closing. Shareholder shall not, for any reason whatsoever, have made any additional withdrawals. In addition, the Shareholder agrees to repay Optik any amounts outstanding in any of the personal accounts mentioned in Section 5 of Optik's partnership agreement.

                4.3 CONDITIONS OF SELLER'S OBLIGATIONS. The obligations of Seller to effect the Closing are subject to the satisfaction or written waiver of each of the following conditions:

                (a) Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true and correct as of the Closing Date with the same effect as though made at such time; Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller certificates of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by John C. Diebel and Brent W. Christensen in their capacity as Chief Executive Officer and Chief Financial Officer of Buyer, respectively, to such effect;

                (b) Buyer's Corporate Approval. Buyer shall supply proof satisfactory to Seller that the transactions contemplated by this Agreement have been approved, confirmed and ratified by Buyer;

                (c) Shareholder Employment Agreement. Prior to the Closing Date, Buyer shall have provided to the Shareholder an Employment Agreement substantially in the form of Exhibit B attached hereto; and

                (d) Shareholder Guarantee Releases. Prior to or concurrent with the Closing Date, Buyer shall provide satisfactory evidence to Seller of the release of all personal guarantees of the Shareholder as set forth on
Schedule 4.3(d) with respect to any outstanding bank debt of the Company (the "Shareholder Guarantee Releases").

                                    ARTICLE V
             COVENANTS WITH RESPECT TO THE COMPANY PRIOR TO CLOSING

                5.1     PRESERVATION AND CONDUCT OF BUSINESS PRIOR TO CLOSING
DATE.

                (a) Preservation of Business. During the period beginning on the date hereof and ending on the Closing Date, (a) the Shareholder and the Company will each use its best efforts to preserve the business of the Company and to preserve the goodwill of customers, suppliers and others having business relations with the Company, (b) the Shareholder, the Company and Buyer will consult with each other concerning, and the Shareholder and the Company each will cooperate to keep available to Buyer, the services of the officers and employees of the Company that Buyer may wish to have the Company retain and (c) the Company shall pay all accounts payable in a timely manner in accordance with stated terms thereof. During such time period, the Shareholder and the Company will run the business of the Company in the ordinary course, with the care of a good and prudent businessman and will not enter into any transactions which could give rise to extraordinary profits, realization of hidden reserves or any similar transactions.

                (b) Conduct of the Business. The Shareholder and the Company agree with and for the benefit of Buyer that without the prior consent in writing of Buyer, as of the date hereof and until the Closing Date, the Shareholder shall not permit the Company or cause the Company to: (a) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Company of more than $US50,000 in any specific case or $US100,000 in the aggregate, except in the ordinary course of business and consistent with past practice and where the liability or obligation is offset by a corresponding asset; or (b) engage in any transaction exceeding $US100,000 out of the usual and ordinary course of business; or (c) make any special or extraordinary payment, loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, stockholder or any of their respective Affiliates; or (d) except where required by applicable law, grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any increase in salary or benefits of any officer, director, employee or agent or pay any special bonus to any person or entity, or enter into any new employment of any person or entity with a salary in excess of $US50,000 per year, collective bargaining or severance agreement; or (e) change or amend the Company's organization or charter documents or bylaws; or (f) compromise or otherwise settle any claims, or adjust any assertion or claim of a deficiency in Taxes of the Company(or interest thereon or penalties in connection therewith), or file any appeal from an asserted deficiency, except in a form previously approved by Buyer in writing, or file or amend any Tax Return, in any case before furnishing a copy to Buyer and affording Buyer an opportunity to consult with respect thereto.

                5.2 ACCESS. Seller shall authorize and permit Buyer and its representatives (including its independent accountants, counsel and representatives of prospective financing institutions of Buyer) to have reasonable access to all of the Company's properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Company's business as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents and to discuss the business of the Company with such other persons or entities, including, without limitation, Seller's directors, officers, employees, accountants, counsel, suppliers, customers, distributors, sales representatives, and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the business of the Company, obtaining any necessary approvals of or permits for the transactions contemplated by this Agreement and conducting an evaluation of the business of the Company. Buyer shall also be entitled to conduct or cause to be conducted (at its expense) on any real property such soils and geological tests and environmental inspections, audits and tests (including the taking of soils and ground water samples) and such structural and other physical inspections as Buyer shall deem necessary or useful in connection with the transactions contemplated by this Agreement.

                5.3 NOTIFICATION OF CERTAIN MATTERS. The Shareholder and the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Shareholder and the Company, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date and (ii) any failure of Buyer, the Shareholder or the Company, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                5.4     PERMITS AND APPROVALS.

                (a) The Shareholder and the Company each agree to cooperate with Buyer's efforts to obtain all registrations, filings and applications, requests and notices preliminary to all approvals and permits that may be necessary, or which may be reasonably requested by Buyer, to consummate the transactions contemplated by this Agreement.

                (b) To the extent that the approval of a third party with respect to any Material Contract is required in connection with the transactions contemplated by this Agreement, the Shareholder and the Company each agree to use their best efforts to obtain such approval prior to the Closing Date. In the event that any such approval is not obtained prior to the Closing Date, the Shareholder shall cooperate with Buyer to ensure that Buyer obtains the benefits of each such contract.

                5.5 LIQUIDATION OF OPTUS AND TRANSFER OF RIGHTS TO OPTIK. Prior to the Closing Date, the shareholders of Optus GmbH ("Optus") shall have resolved and commenced the liquidation and termination of all of the business activities and operations of Optus, including, without limitation, the appropriate registration with the commercial register and publication in the Federal Gazette (Bundesanzeiger). All rights to use the "Optus" name and the right to sell all the products sold by Optus prior to its liquidation shall have been transferred to Optik free of cost. The Shareholder shall have agreed to assume all liabilities relating to Optus following its liquidation. No additional compensation shall be paid to the Shareholder in connection with the actions of this Section 5.5 and all related transactions.

                                   ARTICLE VI
                      TERMINATION OF OBLIGATIONS; SURVIVAL

                6.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before the close of business on November 30, 1999, unless extended by mutual consent in writing of Buyer and Seller and otherwise may be terminated at any time before the Closing as follows and in no other manner:

                (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

                (b) Conditions to Buyer's Performance Not Met. By Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 4.1 or 4.2.

                (c) Conditions to Seller's Performance Not Met. By Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 4.1 or 4.3.

                (d) Inaccurate and Withheld Information. By Buyer if (i) any material information (whether or not in writing) delivered by or on behalf of Seller to Buyer is inaccurate or incomplete in any material respect, or (ii) Seller withholds material information from or denies access to Buyer in any material respect.

                (e) Material Breach. By Buyer or Seller if there has been a material misrepresentation or other material breach by the other party (or, in the case of Buyer, by the Shareholder or the Company) in its representations, warranties and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party shall have 10 business days in which to cure such breach after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues.

                6.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 6.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in
Section 6.3, Section 8.1, Section 8.4
and Section 8.5 shall survive any such termination. A termination under Section
6.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                6.3     EXPENSES.

                (a) In the event this Agreement or the transactions contemplated hereby is (i) terminated by Buyer pursuant to Section 6.1(b) because an event occurs or condition exists which renders impossible the satisfaction of any of the conditions set forth in Sections 4.2(a), (b), (f),
(i), (k) and (l), or (ii) is terminated by Seller pursuant to Section 6.1(c) because an event occurs or condition exists which renders impossible the satisfaction of the condition set forth in Sections 4.3(a) and (b), the nonterminating party shall promptly (and in any event within 10 business days after such event) pay the terminating party, by wire transfer of immediately available funds to an account designated by the terminating party, an amount equal to all Expenses of the terminating party (as defined in Section 6.3(b)); provided, however, that (i) if the Agreement is terminated for nonsatisfaction of any of the conditions set forth in Sections 4.2(a) or 4.3(a), such event must have been caused by the negligence or lack of good faith of the Shareholder or Buyer (as applicable) and (ii) in no event shall the nonterminating party be required to pay to the terminating party an amount in excess of US$300,000 in connection with this Article VI.

                (b) "Expenses" shall mean all out-of-pocket expenses and fees (including but not limited to all fees, expenses and disbursements of counsel, accountants, investment bankers and other representatives) incurred by the terminating party or its Affiliates or on their behalf in connection with
(i) the transactions contemplated by this Agreement (including in the case of Buyer, commitment fees of banks and other lenders or financial institutions and all other fees and expenses relating to any proposed financing by Buyer) and
(ii) the negotiation, preparation, execution or performance of this Agreement and any related due diligence investigations.

                (c) The notarial fees for recording this Agreement shall be borne 50% each by the Shareholder and Buyer. The notarial fees for recording the Notarial Deed attached hereto as Exhibit A shall be borne by Buyer.

                (d) Except as otherwise provided in this Section 6.3, Seller and Buyer shall each pay their own Expenses incident to the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VII
                       LEGAL CONSEQUENCES/INDEMNIFICATION

                7.1 LEGAL OBLIGATIONS OF SELLER. In the event of any Loss (as defined below) of Buyer, directly or indirectly, as a result of, or based upon or arising from: (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement; (ii) any nonfulfillment of any obligation incurred by Seller pursuant to this Agreement; and/or (iii) any claim by a current or former employee of the Company, if the facts upon which such claim is based occurred prior to the Closing Date, including but not limited to, claims alleging wrongful discharge, employment discrimination and wage and hour violations, Seller shall promptly (and in any event within 10 days) cure such inaccuracy, breach, claim or nonperformance so as to put Buyer in the same position as if the relevant representation and warranty had been correct and complete or, as the case may be, as if the relevant obligation, breach, claim and/or nonperformance had been fulfilled or remedied. "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal (to the extent contemplated in Section 8.4 hereof), accounting and other reasonable professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person or entity.

                7.2 LEGAL RECOURSE OF BUYER. If Seller does not fulfill the duties set forth in Section 7.1 hereof or if the fulfillment of these duties is not possible, Buyer may demand monetary compensation or terminate this Agreement as provided in Section 6.1. Buyer's right to demand compensation in connection with this Section 7.2 shall be excluded in the event Buyer has actual knowledge of Seller's incorrect or incomplete fulfillment of said obligations due to their specific disclosure (i) in the Schedules hereto, (ii) in the documents listed in
Schedule 7.2 hereto provided true and correct copies of such documents have been provided to Buyer prior to the date hereof or (iii) in the audited financial statements of Seller referred to in Section 4.2(d) above. It is expressly agreed between Buyer and Seller that Sections 460 and 464 of the German Civil Code (Burgeliches Gesetzbuch) as well as Section 377 of the German Commercial Code (Handelsgesetzbuch) shall not apply notwithstanding the provisions stated in (i) to (iii) above.

                7.3 LEGAL OBLIGATIONS OF BUYER. In the event of any Loss of Seller, directly or indirectly, as a result of, or based upon or arising from:
(i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement; and/or (ii) any nonfulfillment of any obligation incurred by Seller pursuant to this Agreement, Buyer shall promptly (and in any event within 10 days) cure such inaccuracy, breach, claim or nonperformance so as to put Seller in the same position as if the relevant representation and warranty had been correct and complete or, as the case may be, as if the relevant obligation, breach, claim and/or nonperformance had been fulfilled or remedied.

                7.4 LEGAL RECOURSE OF SELLER. If Buyer does not fulfill the duties set forth in section 7.4 hereof or if the fulfillment of these duties is not possible, Seller may demand monetary compensation or terminate this Agreement as provided in Section 6.1. Seller's right to demand compensation in connection with this Section 7.4 shall be excluded in the event Seller has actual knowledge of Buyer's incorrect or incomplete fulfillment of said obligations due to their specific disclosure (i) in the Schedules hereto, (ii) in the documents listed in Schedule 7.4 hereto provided true and correct copies of such documents have been provided to Seller prior to the date hereof or (iii) in the Meade SEC Documents. It is expressly agreed between Buyer and Seller that Sections 460 and 464 of the German Civil Code (Burgeliches Gesetzbuch) as well as Section 377 of the German Commercial Code (Handelsgesetzbuch) shall not apply notwithstanding the provisions stated in (i) to (iii) above.

                7.5     CERTAIN TAX MATTERS.

                (a) Promptly after the Closing, but in no case later than 30 days after the Closing, the Shareholder and Buyer shall cause PricewaterhouseCoopers GmbH Wirtschaftsprufungsgesellschaft to prepare and deliver to the parties an interim balance sheet as of the Closing Date of Optik for tax purposes in accordance with statutory German GAAP applied on a basis consistent with past practice (the "Interim Balance Sheet"). Unless either party objects thereto in writing within 14 business days of such delivery date, the Interim Balance Sheet shall be binding on both parties. If either party objects in due time, such party shall be entitled to cause the Interim Balance Sheet to be reviewed and, if necessary, amended by Wollert-Elmendorff Deutsche Industrie-Treuhand GmbH Wirtschaftsprufungsgesellschaft (WEDIT), Dusseldorf with binding effect on the parties. The accounting firm shall be bound by the principles described above. Each party shall be responsible for 50% of the cost of the preparation of the Interim Balance Sheet and any review or amendment thereof. In the unlikely event that the German tax authorities do not accept the allocation of 1999 profits made to the Shareholder in the Interim Balance Sheet and levy income taxes for 1999 profits of the Company on the Shareholder on another basis, the Shareholder and Buyer will put one another in the same position in which they would have been had the authorities accepted the profit allocation made in the Interim Balance Sheet.

                (b) The Shareholder shall have the responsibility for, and the right to control, at the Shareholder's expense, the filing or audit of any Tax Return relating to periods ending on or prior to December 31, 1998 and to participate in the filing or audit of any Tax Return relating to the period ending December 31, 1999; provided, however, that all final decisions as to the filing of such December 31, 1999 Tax Return shall be determined by Buyer after having consulted with the Shareholder. Buyer shall have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of any filings, audits or appeals thereof to any Governmental Entity relating to periods ending on or prior to the Closing Date. The Shareholder shall himself bear responsibility for all personal income tax attributable to the Shareholder with respect to any periods ending on or prior to December 31, 1998; the Shareholder shall not make any further withdrawals from Optik for such purpose. Buyer agrees to promptly return to the Shareholder any amount refunded directly to the Company for the benefit of the Shareholder or the Company after the Closing Date resulting from an excess payment of Taxes by the Shareholder or the Company for any period ending on or prior to December 31, 1998. Notwithstanding the above, any such refund that is paid directly to the Company for the benefit of the Company shall only be returned or paid to the Shareholder to the extent such return exceeds US$100,000, after which, all of such refund, including this threshold amount, shall be returned to the Shareholder as set forth above.

                (c) The Shareholder agrees to indemnify, defend and hold harmless Buyer against (i) any deficiencies in any Tax payable by or on behalf of Seller or any or its Affiliates arising from any audit by any taxing agency or authority or otherwise with respect to any period ending on or prior to the Closing Date; provided, however, that, with respect to trade tax ("Gewerbesteuer") payable for the 1999 calendar year, as the Company has made prepayments as of the date hereof in the amount of DM 220,000.00 and will be caused by Buyer following the Closing Date to make two further payments of an additional DM 220,000.00 in the 1999 calendar year, the Shareholder shall not be liable for any 1999 trade tax levied against the Company in excess of DM 440,000.00, (ii) Taxes of any member of a consolidated or combined tax group of which Seller or any of its Affiliates is, or was at any time, a member or (iii) any claim or demand for reimbursements or indemnification resulting from any transfer by Seller prior to the Closing of any Tax benefits or credits to any other person or entity. The indemnification obligation under (i) shall not apply to the extent additional taxes levied against the Company or Buyer in one tax period are compensated for in subsequent tax periods by corresponding amounts of tax reductions ("Phase Displacement" - "Phasenverschiebung").

                (d) The Shareholder and Buyer agree that although the Shareholder shall repay all withdrawals made in 1999 as provided for in Section 1.1(c) hereof and shall not make any further withdrawals prior to the Closing Date, the Shareholder shall himself bear all responsibility for all personal income taxes arising from Optik and attributable to the Shareholder for the period from January 1, 1999 until the Closing Date, which are affected by (i) the tax balance sheet as at December 31, 1998 and the Interim Balance Sheet to be prepared by the Shareholder and (ii) the purchase price. Buyer shall in turn itself bear responsibility for all income taxes arising from Optik and attributable to Buyer for the period from the day after the Closing Date until December 31, 1999, which are affected by the Interim Balance Sheet and by the tax balance sheet as at December 31, 1999 to be prepared by Buyer and by the allocation of the purchase price to the assets of Optik. Consequently, neither party shall have a claim against the other party for reimbursement of any income tax benefits or detriments relating to any period of the 1999 fiscal year ending on or after the Closing Date.

                (e) The Shareholder shall bear responsibility for any personal income tax arising out of the transfer of the Interests and the Shares. Buyer shall bear any US taxes incurred by Buyer in connection with issuing the Meade Stock referred to in Section 1.1 or with the acquisition of the Interests and the Shares. The Shareholder shall have no responsibility to pay the real estate transfer tax (Grunderwerbsteuer) which may be triggered in connection with the consummation of the transaction and which shall be settled by the Company and/or Buyer.

                7.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing and remain in full force and effect and subject to the legal consequences/indemnification provisions of Article VII hereof until expiration on the second anniversary of the Closing Date, except that (i) the representations and warranties contained in Section 2.2 Capitalization shall survive the Closing and continue for a period of ten years, the representations and warranties of Section 2.4 Compliance with Law and Taxes shall survive the Closing and shall continue for three months after the existence of a final, unappealable notice of assessment of the respective taxes and the respective assessment period (this does not apply for tax fraud, fiscal evasion or failure to take due care); the representations and warranties contained in Section 2.13 Environmental Compliance shall survive the Closing and continue for a period of five years; the representations and warranties contained in Section 2.19 Year 2000 Compliance shall survive the Closing and continue until December 31, 2001 and (ii) if a claim has been asserted or notice is given under Article VII hereof with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until six months after the date of its final resolution; provided, however, that if actual notice is given by the party indemnified hereunder and such party does not commence legal action for the resulting claim within six months of the receipt of such actual notice, then the applicable representation or warranty shall survive only for the time period set forth in (i) above.

                7.7     PROCEDURE.

                (a) Notice. Any party seeking indemnification with respect to any Loss or Losses (the "Indemnified Party") shall give notice to the party required to provide indemnity hereunder (the "Indemnifying Party") on or before the date specified in Section 7.5.

                (b) Defense. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity. Counsel for the Indemnifying Party shall be agreed upon in writing by the Indemnifying Party and the Indemnified Party. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnifying Party; provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party, or is not allowed to control its defense, judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party.

                7.8 NOTICE BY THE SHAREHOLDER. The Shareholder agrees to notify Buyer of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VII upon discovery or receipt of notice thereof (other than from Buyer), whether before or after Closing.

                7.9 NOT EXCLUSIVE REMEDY. Except as otherwise specifically stated herein, this Article VII shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. Buyer shall, however, not have and shall therefore not be able to assert any claims against the Shareholder under the representation letter of the Shareholder to be executed on or about July 15, 1999 to PricewaterhouseCoopers GmbH Wirtschaftsprufungsgesellschaft or under certain rules of statutory German Law denominated as "culpa in contrahendo" and "positive Vertragsverletzung."

                7.10 LIMITATIONS ON SHAREHOLDER AND BUYER LIABILITY. Notwithstanding any other provision of this Agreement, neither the Shareholder on the one hand, nor Buyer on the other, shall have any indemnification obligations or liability to the other under this Article VII until the total of all Losses exceeds US$100,000 (the "Threshold Amount") and thereafter Buyer and Shareholder shall be liable with respect to all Losses indemnified under this
Article VII (including the Threshold Amount); provided, however, that neither Buyer nor Shareholder shall have indemnification obligations or liability to the other under this Article VII in excess of the Purchase Price. In the event that Shareholder shall be required to pay to Buyer under this Article VII an amount in excess of US$5,000,000, then to the extent Shareholder continues to own, directly or indirectly, the Meade Stock, any such amount in excess of US$5,000,000 owed to Buyer shall be satisfied by Shareholder by delivering to Buyer that number of shares of Meade Stock necessary to equal the amount owed to Buyer in excess of the US$5,000,000 (all Meade Stock used to satisfy indemnification obligations hereunder shall be valued at the Closing Price Per Share).

                                  ARTICLE VIII
                                     GENERAL

                8.1 CONFIDENTIALITY. Buyer on the one hand, and Seller on the other, will treat all information concerning the other furnished, or to be furnished, by or on behalf of the other, (collectively, the "Information"), in accordance with the provisions of this Section 8.1. The Information will be used solely for the purpose of evaluating the transactions contemplated by this Agreement, and will be kept confidential by the parties and their respective officers, directors, employees, representatives, agents, and advisors; provided that (i) any of such Information may be disclosed to such party's officers, directors, employees, representatives, agents, and advisors who need to know such Information for the purpose of evaluating the transactions contemplated by this Agreement, (ii) any disclosure of such Information may be made after receipt of the written consent of the other party, and (iii) such Information may be disclosed if required by law or regulation. If the transactions contemplated by this Agreement are not consummated, the parties will return to the other or destroy all material containing or reflecting the Information and will not retain any copies, extracts, or other reproductions thereof.

                8.2 AMENDMENTS. Any amendment of this Agreement, including this Section, must be in writing and executed by the party against whom the amendment is sought to be enforced.

                8.3 NOTICES. All communications made in connection with this Agreement or the documents relating hereto shall be in writing and shall be deemed to have been duly given on the date of delivery, if personally delivered, or if addressed as set forth on the signature page hereof, three days after being sent, when sent by professional overnight courier service with delivery confirmed. The addresses may be changed by means of a notice given in accordance with this Section.

                8.4     EXPENSES AND ATTORNEYS' FEES. Except as provided in
Section 6.3, Seller and Buyer shall each pay their own Expenses incident to negotiation, preparation and performance of this Agreement and the transactions contemplated herein, including but not limited to their respective accountant and counsel Expenses. In the event of any action for the breach of this Agreement or misrepresentation by any party hereunder, the prevailing party shall be entitled to reimbursement of all its legal expenses and costs according to Section 91 of the German Civil Code of Procedure; provided, however, the reimbursement of the costs for legal counsel will include and be limited to an amount up to three times the statutory fee according to the Federal Code of Lawyers' Fees (Bundesgebuhrenordnung fur Rechtsanwalte - BRAGO) and reasonable out-of-pocket expenses for the information of a foreign party including at least one informational trip of up to two officers of such party to Germany.

                8.5 GOVERNING LAW; CHOICE OF FORUM; CONSENT TO PERSONAL JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany and the place of jurisdiction shall be Dusseldorf.

                8.6 EXCHANGE RATE/PAYMENTS. The exchange rate to be used to calculate all post-Closing Date valuations, payments, offsets or adjustments shall be the exchange rate for the Deutsche Mark against the US Dollar as published in the Key Currency Cross Rate table in the Wall Street Journal on the date such valuation, payment, offset or adjustment is made (the "Adjustment Date Exchange Rate"). All payments to be made pursuant to the terms of this Agreement shall be made in U.S. Dollars.

                8.7 ENTIRE AGREEMENT. This Agreement, together with the Shareholder Employment Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter hereof and thereof and supersedes any and all prior agreements, negotiations and communications of the parties, whether oral or written, respecting that subject matter.

                8.8 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of Buyer and Seller.

                8.9 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

                8.10 FURTHER ASSURANCES. The parties agree to execute such other documents and perform such further acts as may be necessary or desirable to carry out the purposes of this Agreement and the documents relating hereto.

                8.11    COUNTERPARTS. not applicable

                8.12 PUBLICITY AND REPORTS. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of Seller and Buyer except to the extent that a particular action is required by applicable law in which case the party issuing the press release, publicity statement or other public statement shall give notice to the other party.

                8.13 EXCLUSIVE DEALING. Prior to the termination or expiration of this Agreement, neither Seller nor any of its Affiliates shall, directly or indirectly, conduct negotiations with, or solicit, accept or approve any bids from, any firm, person, corporation or other entity relating to the sale or transfer of the Company, including without limitation a merger or sale of the assets or the Shareholder's interests in the Company, or any investment in the Company. During such time period, Seller will promptly notify Buyer of the details of any unsolicited inquiry, proposal or offer and will not provide any information to anyone with respect to such inquiries, proposals or offers.

                8.14 CONTROLLING VERSION. In the event this Agreement is translated into another language, this English version of this Agreement shall govern and control the terms of the transactions contemplated hereby.

This notarial deed, its Exhibits A and B and all Schedules attached to this deed were read to the individuals present, except for page 27 of Schedule 2.14 and
Schedule 7.4.

The individuals present waived their right to have such Schedules, to which they hereby refer (verweisen) and which are attached to this deed, read to them. Instead, such Schedules were presented to them for their review and signing.

Thereafter, the individuals present approved this deed including all of its Exhibits and Schedules and signed this deed with me, the notary, in their own hands as follows:


/s/ Thorsten Haeberlin


/s/ Rudolf Bresser


/s/ Dr. Zimmermann, Notary